                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                           ANIXTER INTERNATIONAL INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  035290 10 5
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                                 (CUSIP Number)

                               December 31, 2000
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [x]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 035290 10 5                 13G                     PAGE 2 OF 10 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

          Robert H. and Ann Lurie Trust ("RHALT")
          36-6944487
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [x]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

          Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       2,390,160
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power


     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        2,390,160
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

          2,390,160
--------------------------------------------------------------------------------
 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares* [ ]



--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

          6.37%
--------------------------------------------------------------------------------
 12     Type of Reporting Person*

          OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 035290 10 5                 13G                     PAGE 3 OF 10 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

          Anda Partnership ("ANDA")
          88-0132846
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [x]
                                                             (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

          Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       26,668
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power


     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        26,668
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

          26,668
--------------------------------------------------------------------------------
 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares* [ ]



--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

          .07%
--------------------------------------------------------------------------------
 12     Type of Reporting Person*

          PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 035290 10 5                 13G                     PAGE 4 OF 10 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

          LFT Partnership ("LFT")
          36-6527526
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [x]
                                                             (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

          Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       26,668
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power


     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        26,668
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

          26,668
--------------------------------------------------------------------------------
 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares* [ ]



--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

          .07%
--------------------------------------------------------------------------------
 12     Type of Reporting Person*

          PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).               NAME OF ISSUER:

                         Anixter International Inc. ("Anixter")


ITEM 1(b).               ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                         4711 Golf Road
                         Skokie, IL 60076


ITEM 2(a), (b), (c).     NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS
                         OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

               This statement is being filed by the Robert H. and Ann Lurie Trust ("RHALT"), Anda Partnership ("Anda"), an Illinois general partnership and LFT Partnership ("LFT"), an Illinois general partnership. The principal business address of each of RHALT, LFT and Anda is Two North Riverside Plaza, Chicago, IL 60606.


ITEM 2(d).               TITLE OF CLASS OF SECURITIES:

                         Common Stock


ITEM 2(e).               CUSIP NUMBER:

                         035290 10 5
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                                                                   Page 6 of 10


ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b), or
(c), CHECK WHETHER THE PERSON FILING IS A:

          (a)  Broker or dealer registered under Section 15 of the Exchange Act.

          (b)  Bank as defined in Section 3(a)(6) of the Exchange Act.

          (c) Insurance company as defined in Section 3(a)(19) of the Exchange Act.

          (d) Investment company registered under Section 8 of the Investment Company Act.

          (e)  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

          (j)  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.   OWNERSHIP.

          A.   Robert H. & Ann Lurie Trust ("RHALT")

               (a)  Amount Beneficially Owned: 2,390,160
               (b)  Percent of Class: 6.37%
               (c)  Number of shares as to which such person has:
                    1.   Sole power to vote or to direct vote: 2,390,160
                    2.   Shared power to vote or to direct vote: -0-
                    3.   Sole power to dispose or to direct the disposition:
                         2,390,160
                    4.   Shared power to dispose or to direct the disposition:
                         -0-

          B.   Anda Partnership ("Anda")

               (a)  Amount Beneficially Owned: 26,668
               (b)  Percent of Class: .07%
               (c)  Number of shares as to which such person has:
                    1.   Sole power to vote or to direct vote: 26,668
                    2.   Shared power to vote or to direct vote: -0-
                    3.   Sole power to dispose or to direct the disposition:
                         26,668
                    4.   Shared power to dispose or to direct the disposition:
                         -0-

          C.   LFT Partnership ("LFT")

               (a)  Amount Beneficially Owned: 26,668
               (b)  Percent of Class: .07%
               (c)  Number of shares as to which such person has:
                    1.   Sole power to vote or to direct vote: 26,668
                    2.   Shared power to vote or to direct vote: -0-
                    3.   Sole power to dispose or to direct the disposition:
                         26,668
                    4.   Shared power to dispose or to direct the disposition:
                         -0-


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                                                                   Page 7 of 10

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Attached hereto as Exhibit A is a Joint Filing Agreement by and among RHALT, Anda and LFT. RHALT, Anda and LFT are all of the members of the group.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.


ITEM 10.  CERTIFICATION.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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                                                                   Page 8 of 10

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2001

                                        Robert H. and Ann Lurie Trust


                                        By:  /s/ Ann Lurie
                                          -------------------------------------
                                             Ann Lurie, Co-Trustee

                                        Anda Partnership, an Illinois general
                                        partnership

                                        By:  Ann Only Trust, a general partner

                                        By:  /s/ Ann Lurie
                                          -------------------------------------
                                             Ann Lurie, Trustee

                                        and

                                        By:  Ann and Descendants Trust, a
                                             general partner

                                        By:  /s/ Ann Lurie
                                          -------------------------------------
                                             Ann Lurie, Trustee

                                        LFT partnership, an Illinois general
                                        partnership

                                        By:  Jesse Trust, a general partner

                                        By:  /s/ Ann Lurie
                                          -------------------------------------
                                             Ann Lurie, Trustee
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                                                                   Page 9 of 10

                                 EXHIBIT INDEX
                                 -------------

                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------

Exhibit A:     Agreement of Joint Filing                              10